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                                EXHIBIT (12) (a)








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                                                                Exhibit (12) (a)
                             CMS ENERGY CORPORATION
      Ratio of Earnings to Fixed Charges and Preferred Securities Dividends
                               and Distributions
                              (Millions of Dollars)


                                                                     Years Ended December 31 -
                                                            2003      2002     2001     2000     1999
                                                         ---------------------------------------------
                                                                  Restated  Restated
                                                              (b)       (c)      (d)      (e)
Earnings as defined (a)
-----------------------
Consolidated net income                                    $ (44)    $(650)   $(459)   $   5    $ 277
Discontinued operations                                      (23)      274      128      (83)     (70)
Income taxes                                                  58       (41)     (94)      72       64
Exclude equity basis subsidiaries                            (41)      (39)      68     (171)     (45)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $9, $16,
  $35, $47, and $41 million for the
  years ended December 31, 2003, 2002,
  2001, 2000, and 1999, respectively                         608       565      631      562      625
                                                         ---------------------------------------------

Earnings as defined                                        $ 558     $ 109    $ 274    $ 385    $ 851
                                                         =============================================

Fixed charges as defined (a)
----------------------------
Interest on long-term debt                                 $ 531       404    $ 420    $ 420    $ 502
Estimated interest portion of lease rental                     8        10       11       11       11
Other interest charges                                        59        32       83       34       58
Preferred securities dividends and
  distributions                                               19       135      152      144       95
                                                         ---------------------------------------------
Fixed charges as defined                                   $ 617     $ 581    $ 666    $ 609    $ 666
                                                         =============================================

Ratio of earnings to fixed charges and
 preferred securities dividends and distributions              -         -        -        -     1.28
                                                         =============================================

NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges. The ratio of earnings to fixed charges and preferred Securities dividends and distributions would have been 1.06 excluding these amounts.

(c) For the year ended December 31, 2002, fixed charges exceeded earnings by $472 million. Earnings as defined include $602 million of asset impairment charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.22 excluding these amounts.

(d) For the year ended December 31, 2001, fixed charges exceeded earnings by $392 million. Earnings as defined include $323 million of asset impairment charges.

(e) For the year ended December 31, 2000, fixed charges exceeded earnings by $224 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.17 excluding this amount.